Exhibit 4.7

DIGITALBRIDGE GROUP INC.
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of Maryland law and certain provisions of our Articles of Amendment and Restatement, as amended (the “Charter”), and our Amended and Restated Bylaws (the “Bylaws”). The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Maryland law and our Charter and Bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. We encourage you to read the Charter, the Bylaws and the applicable provisions of Maryland law for additional information.

General
Our Charter provides that we are authorized to issue up to 1,250,000,000 shares of stock, consisting of 949,000,000 shares of Class A common stock (“Class A common stock”), 1,000,000 shares of Class B common stock (“Class B common stock”), 50,000,000 shares of Performance common stock (“Performance common stock”), and up to 250,000,000 shares of preferred stock, of which: (i) 11,500,000 shares are classified as Series H preferred stock (“Series H preferred stock”); (ii) 13,800,000 shares are classified as Series I preferred stock (“Series I preferred stock”); and (iii) 12,650,000 shares are classified as Series J preferred stock (“Series J preferred stock”).

Common Stock

Voting Rights of Common Stock

Subject to the provisions of our Charter regarding the restrictions on transfer and ownership of shares of our securities and except as may otherwise be specified in the terms of any class or series of shares of common stock or Performance common stock, each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to 36.5 votes on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of Class A common stock and Class B common stock will possess the exclusive voting power and will vote as a single class. There will be no cumulative voting in the election of directors. A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee, unless there is a contested election, in which case directors shall be elected by a plurality of votes cast at a meeting. Holders of shares of Performance common stock are not entitled to vote, except that the consent of the holders of a majority of the shares of Performance common stock, voting as a separate class, is required for any amendment to our Charter that would increase or decrease the aggregate number of shares of Performance common stock, increase or decrease the par value of the shares of Performance common stock, or alter or change the powers, preferences or special rights of the Performance common stock so as to affect them adversely.

Under the Maryland General Corporation Law, as amended (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another form of entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by our board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter provides that these actions (other than amendments to the provisions of our Charter related to the restrictions on ownership and transfer of shares of our securities and related Charter amendments, which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) may be taken if declared advisable by our board of directors and approved by the vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Dividends, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of stock of our company, including our preferred stock, described below, and subject to the provisions of our Charter regarding the restrictions on ownership and transfer of shares of our securities, holders of shares of common stock and Performance common stock are entitled to receive dividends on such shares of stock if, as and when authorized by our board, and declared by us out of assets or funds legally available therefor. Such holders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of its liquidation, dissolution or winding up or any distribution of our assets after payment or establishment of reserves or other adequate provision for all debts and liabilities of our company and any class or series of stock with preferential rights related thereto, including preferred stock. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations. If and when our board authorizes or declares a dividend or other distribution with respect to our Class A common stock, such authorization or declaration will constitute a simultaneous authorization or declaration of an equivalent dividend or other distribution with respect to each share of our Class B common stock and each share of our Performance common stock; provided, however, that dividends on shares of our Performance common stock may not exceed any dividends declared on shares of our Class A common stock at the time such dividend is made.

Holders of shares of our common stock and Performance common stock have no preference, conversion (other than as described below with respect to our Class B common stock and Performance common stock), exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and have appraisal rights as described below. Subject to the provisions of our Charter regarding the restrictions on ownership and transfer of shares of our securities, shares of our common stock and Performance common stock will have equal dividend, liquidation and other rights.

In the event of any liquidation, dissolution or winding up of our company or any distribution of the assets of our company, each holder of common stock will be entitled to participate, together with any other class of stock not having a preference over our common stock, in the distribution of any remaining assets after payment of our debts and liabilities and distributions to holders of shares having a preference over our common stock.

Power to Reclassify Our Unissued Shares of Our Securities

Our Charter authorizes our board to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of shares of our common stock or preferred stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, subject to any preferences on the preferred stock, our board could authorize the issuance of a new series or class of shares of preferred stock that have priority over the common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest.

Power to Issue Additional Shares of Our Securities

We believe that the power of our board to issue additional authorized but unissued shares of our securities and to classify or reclassify unissued shares of our securities and thereafter to cause the issuance of such classified or reclassified shares of our securities will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our securities or that our stockholders might not view as being in the best interest of our stockholders.

Dissenters’ Rights

Our Charter establishes certain dissenters’ rights in addition to those available to stockholders of a Maryland corporation with stock listed on a national securities exchange. The MGCL provides that a dissenting or objecting stockholder has the right to demand and receive payment of the fair value of the stockholder’s stock from a successor corporation if: (i) the corporation consolidates or merges with another corporation; (ii) the corporation’s stock is to be acquired in a share exchange; (iii) the corporation transfers all or substantially all of its assets in a transaction requiring approval of the corporation’s stockholders; (iv) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter of the corporation (which right is so reserved in our Charter); (v) the transaction is subject to certain provisions of the Maryland Business Combination Act; or (vi) the corporation is being converted to another entity form.

The MGCL provides that, subject to a limited exception, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, among other things, the stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter. Holders of shares of our Class A and Class B common stock shall be entitled to exercise the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute. In addition to the statutory rights of objecting stockholders and notwithstanding the limitations on exercising the rights of an objecting stockholder when the stock is listed on a national securities exchange, a holder of shares of our Class A common stock or Class B common stock shall have the additional right, pursuant to our Charter, to demand and receive payment of the fair value of such stockholder’s shares of common stock in any merger, consolidation or statutory share exchange if the holder is required by the terms of an agreement or plan of merger, consolidation or statutory share exchange to accept for such shares anything except:

•	shares of stock of the corporation surviving or resulting from such merger, consolidation, or statutory share exchange, or depository receipts in respect thereof;

•	shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•	cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses; or

•	any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses.

Holders of shares of our Class A common stock or Class B common stock exercising the rights of an objecting stockholder provided in our Charter must comply with the requirements to properly exercise such rights set forth in Title 3, Subtitle 2 of the MGCL to the same extent as if they were exercising the rights of objecting stockholders provided for in Title 3, Subtitle 2 of the MGCL or any successor statute.

Conversion of Our Class B Common Stock
Subject to the provisions of our Charter regarding the restrictions on transfer and ownership of shares of our securities, each share of Class B common stock will convert automatically.

•	into one fully paid and non-assessable share of Class A common stock, if Thomas J. Barrack, Jr., our Chief Executive Officer, Executive Chairman and a member of our board of directors, or any of his family members (or trusts for the benefit of his family members) directly or indirectly transfers beneficial ownership of Class B common stock other than among each other, for each share of Class B common stock so transferred; and

•
into one fully paid and non-assessable share of Class A common stock for every 35.5 DigitalBridge OP units (as defined below) involved in such transfer or cessation if Mr. Barrack directly or indirectly transfers beneficial ownership of any membership units in our Operating Partnership, which we refer to as “DigitalBridge OP units,” directly or indirectly held by him, other than to a “Qualified Transferee” (as defined below), any Qualified Transferee directly or indirectly transfers beneficial ownership of OP units directly or indirectly held by it other than to Mr. Barrack or to another Qualified Transferee, or a Qualified Transferee that beneficially owns OP units ceases at any time to continue to be a “Qualified Transferee” (including, without limitation, the failure of a Qualified Transferee that is an executive of our company to be employed by our company or as the result of a divorce or annulment).

“Qualified Transferee” means Colony Capital, LLC and Colony Capital Holdings, LLC and any member or interest holder of CCH Management Partners I, LLC, CCH Management Partners II, LLC, Colony Capital, LLC or Colony Capital Holdings, LLC for so long as any such person remains employed by our company or our affiliates, any family member or affiliate of such persons or any person controlled by any combination of one or more of such persons or their family members. None of our company, our operating partnership, or a charitable trustee to whom shares are transferred pursuant to the ownership and transfer restrictions under our Charter will be a Qualified Transferee. The purpose of this automatic conversion feature is to ensure that the holders of our Class B common stock do not at any time have votes in excess of the number of DigitalBridge OP units then held by them (or the other permitted holders described above); to the extent that a share of Class B common stock or any group of 35.5 DigitalBridge OP units is transferred or ceases to be held by a permitted holder, a share of Class B common stock will convert into one share of Class A common stock, thereafter carrying only one vote.

Each holder of Class B common stock will have the right, at the holder’s option at any time and from time to time, to convert all or a portion of such holder’s Class B common stock into an equal number of fully paid and nonassessable shares of Class A common stock by delivering the certificates (if any) representing the shares of Class B common stock to be converted, duly endorsed for transfer, together with a written conversion notice to the transfer agent for Class B common stock (or if there is no transfer agent, to us).

Conversion of Our Performance Common Stock

As all outstanding shares of our Performance common stock converted automatically to Class A common stock in connection with the tri-party merger (the “Merger”) among Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp., which closed on January 10, 2017, we have no shares of Performance common stock outstanding. We do not intend to issue any Performance common stock in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed for trading on the NYSE. It is listed under the symbol “DBRG.”

Certain Provisions of Maryland Law and Our Charter and Bylaws

Our Board of Directors

Our Charter and Bylaws provide that, subject to the rights of holders of one or more classes or series of preferred stock, the number of directors of our company may be established by our board but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than 15. Our Charter provides that vacancies on our board may be filled in the manner provided in our Bylaws, which provide that vacancies on our board may be filled by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, or by the stockholders to the extent that such vacancy results from the removal of a director by the stockholders. Under Maryland law, stockholders may fill a vacancy on our board that is caused by the removal of a director. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

There will be no cumulative voting in the election of directors. A nominee for director shall be elected as a director if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present for which (i) our secretary receives notice that a stockholder has nominated an individual for election as a director in compliance with the advance notice requirements set forth in our Bylaws; and (ii) such nomination has not been withdrawn by such stockholder on or before the close of business on the 10th day before the date of filing of our definitive proxy statement with the SEC, and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting. We adopted a resignation policy in our Corporate Governance Guidelines that requires an incumbent director who fails to receive the required vote for re-election to offer to resign from our board.

Removal of Directors

Our Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of shares entitled to cast a majority of the votes entitled to be cast generally in the election of directors.

Action by Written Consent

Our Charter and Bylaws, taken together, provide that stockholders may act by unanimous written consent, or, if the action is first declared advisable by our board of directors, if authorized by the written consent of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize the action at a meeting of stockholders.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, our board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation;

•	and two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board, through a board resolution, has exempted any business combinations between us and any person, provided that any such business combination is first approved by our board (including a majority of the directors of our company who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholders (or their affiliates) that are first approved by our board of directors. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of the stockholders of our company, without compliance with the supermajority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of our company and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares (as defined below) of a Maryland corporation acquired in a control share acquisition (as defined below) have no voting rights except to the extent approved by the affirmative vote of the holders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of the control shares acquired in a control share acquisition are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply: (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting us from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our Charter provides that we may not elect to be subject to any of the provisions of Subtitle 8.

Amendments to Our Charter

Subject to the rights of any shares of preferred stock outstanding from time to time and except for its provisions relating to the restrictions on ownership and transfer of shares of our securities and related Charter amendments (which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our Charter may be amended only if declared advisable by our board and, except in limited circumstances where stockholder approval is not required by the MGCL, approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Amendments to Our Bylaws

Our Bylaws may be amended, altered, repealed, or rescinded by our board of directors or by stockholders by the affirmative vote of a majority of all the votes entitled to be cast in the election of directors. Any amendment of our Bylaws approved by our stockholders may not thereafter be amended by our board of directors without the affirmative vote of a majority of all the votes entitled to be cast in the election of directors.

Dissolution

The dissolution of or company must be declared advisable by our board and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Special Meetings of Stockholders

The Chairman of our board, Vice Chairman of our board, our Chief Executive Officer, our President and our board may call special meetings of our stockholders. A special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast 25% of all the votes entitled to be cast on such matter at the meeting and containing the information required by our Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board and the proposal of business to be considered by stockholders may be made only: (i) pursuant to notice of the meeting; (ii) by or at the direction of our board; or (iii) by a stockholder of record at the time of giving notice, at the record date set by our board for the purpose of determining stockholders entitled to vote at the annual meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors and who has complied with the advance notice procedures of our Bylaws. Stockholders generally must provide notice to our secretary not before the 150th day or after the 120th day before the first anniversary of the date of our proxy statement for the solicitation of proxies for the election of directors at the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. (Eastern Time) on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.

With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the board at a special meeting may be made only: (i) by the board; or (ii) by a stockholder at a special meeting that has been called in accordance with our Bylaws for the purpose of electing directors, provided that such stockholder is a stockholder of record at the record date set by our board for the special meeting and has complied with the advance notice provisions of our Bylaws. Stockholders generally must provide notice to our secretary no earlier than the 120th day before such special meeting and no later than the later of the 90th day before the special meeting or the 10th day after public announcement of the date of the special meeting and the nominees of our board to be elected at the meeting.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions and the control share acquisition provisions of Maryland law (if later we decide to be bound by such provisions), the restrictions on ownership and transfer of shares of our securities and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in the control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Exculpation and Indemnification of Our Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our Charter contains such a provision which eliminates liability of our directors and officers to the maximum extent permitted by Maryland law.

Our Charter and Bylaws obligate our company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager, employee, partner or agent, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our Charter and Bylaws also require us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party to, or witness in, by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification is limited to expenses for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received. In addition, Maryland law permits a corporation, and our Charter requires us, to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our directors and executive officers which require that we indemnify such directors and officers to the maximum extent permitted by Maryland law and that we pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our company; (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of our company to our company or to the stockholders of our company; (iii) any action asserting a claim against our company or any director or officer or other employee of our company arising pursuant to any provision of the MGCL or our Charter or Bylaws; or (iv) any action asserting a claim against us or any director or officer or other employee of our company that is governed by the internal affairs doctrine.

Restrictions on Ownership and Transfer

In order for us to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code (the “Code”), shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of common stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, our Charter generally prohibits any person (other than a person who has been granted an exception) from actually or constructively owning more than 9.8% of the aggregate of the outstanding shares of our capital stock by value, or 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive. However, our Charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT.

Our Charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) 1% of our gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, and (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

Our board of directors, in its sole discretion, may exempt a person, prospectively or retroactively, from the aggregate stock ownership limit or the common stock ownership limit (together, the “ownership limits”) described above. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representations, covenants and understandings as our board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our qualification as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole discretion in order to determine or ensure our qualification as a REIT.

In addition, our board of directors from time to time may increase or decrease the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limits, such person known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer.

If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limits, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.
However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and
•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).
The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the aggregate stock ownership limit. In addition, each stockholder shall upon demand be required to provide to us such information as we may request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Preferred Stock

General

Our Charter authorizes our board of directors, without the approval of our stockholders, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock of any series. Prior to the issuance of shares of any series, our board of directors is required by the MGCL and our Charter to set, subject to the provisions of our Charter regarding restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such series, all of which are set forth in articles supplementary to our Charter adopted for that purpose by our board of directors or a duly authorized special committee thereof (or will be, with respect to future series of preferred stock). Using this authority, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or for other reasons be desired by them.

Upon issuance against full payment of the purchase price therefor, shares of preferred stock are fully paid and nonassessable. The description of preferred stock set forth below does not purport to be complete and is qualified in its entirety by reference to the articles supplementary relating to the applicable class or series of preferred stock.

Rank

Our outstanding preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, ranks:

•	senior to all classes or series of our common stock, and to all our equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	on a parity with all equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to all our existing and future indebtedness and to any class or series of equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

Outstanding Preferred Stock

Holders of our preferred stock are entitled to receive, when, as and if authorized by our board of directors, and declared by them out of assets legally available for payment, cumulative cash dividends at the applicable stated rate. The stated rate for the Series H preferred stock is 7.125% of the $25 liquidation preference per share, or $1.78125 per share, per annum; the stated rate for the Series I preferred stock is 7.15% of the $25 liquidation preference per share, or $1.7875 per share, per annum; and the stated rate for the Series J preferred stock is 7.125% of the $25 liquidation preference per share, or $1.78125 per share, per annum.

We may not redeem the preferred stock prior to five years from the date of the original issuance of the applicable series of preferred stock, which, for the Series H preferred stock, such five year period ended on April 13, 2020; for the Series I preferred stock, such five year period will end on June 5, 2022; and for the Series J preferred stock, such five year period will end on September 22, 2022, except in certain circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or pursuant to certain special optional redemption rights. On or after five years from the date of the original issuance of the applicable series of preferred stock described in this paragraph, we may, at our option, upon the notice periods set forth in the applicable Articles Supplementary creating the series of preferred stock, redeem the preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

Each outstanding series of our preferred stock is subject to certain conversion and optional redemption rights upon a change of control.

The foregoing summaries of our Series H preferred stock is qualified in their entirety by reference to the description of our Series H preferred stock included in our Charter, a copy of which is incorporated by reference into the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. The foregoing summary of our Series I preferred stock is qualified in its entirety by reference to the description of our Series I preferred stock included in the articles supplementary designating the Series I preferred stock, a copy of which is incorporated by reference into the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. The foregoing summary of our Series J preferred stock is qualified in its entirety by reference to the description of our Series J preferred stock included in the articles supplementary designating the Series J preferred stock, a copy of which is incorporated by reference into the Annual Report on Form 10-K of which this Exhibit 4.7 is a part.

Transfer Agent and Registrar

The transfer agent and registrar for preferred stock is American Stock Transfer & Trust Company, LLC.